Exhibit 99.1

Stepan Reports Record Second Quarter Results and Record First Half Earnings

Northbrook, Illinois, July 27, 2022 -- Stepan Company (NYSE: SCL) today reported:

Second Quarter Highlights

•

Reported net income was a record $52.1 million, or $2.26 per diluted share, versus $43.3 million, or $1.85 per diluted share, in the prior year.  Adjusted net income* was a record $53.0 million, or $2.30 per diluted share, versus $42.2 million, or $1.81 per diluted share, in the prior year.  Total Company sales volume declined 1% versus the prior year.

•

Surfactant operating income was $48.2 million versus $45.9 million in the prior year. This increase was primarily driven by improved product and customer mix that was partially offset by a 3% decline in global sales volume.  The lower sales volume was driven by global commodity laundry products due to raw material and logistics constraints in North American and lower demand in Latin America.  Higher demand in the Functional Products, Personal Care and Institutional Cleaning end markets partially offset the above.

•

Polymer operating income was a record $33.9 million versus $23.0 million in the prior year.  This increase was primarily attributable to margin recovery, improved mix and a 2% increase in global sales volume.  Global Rigid Polyol volume was up 5% versus the prior year driven by North American volume growth of 8%, partially offset by lower demand within the Phthalic Anhydride and Specialty Polyols businesses.

•

Specialty Product operating income was a record $9.9 million versus $7.0 million in the prior year.  This increase was primarily attributable to improved margins and customer mix within the medium chain triglycerides (MCTs) product line, partially offset by order timing differences within the food and flavor business.

•	The effect of foreign currency translation negatively impacted net income by $1.9 million, or $0.08 per diluted share, versus the prior year.

First Half Highlights

•

Reported net income was a record $96.9 million, or $4.19 per diluted share, versus $83.9 million, or $3.59 per diluted share, in the prior year.  Adjusted net income* was a record $93.7 million, or $4.05 per diluted share, versus $84.6 million, or $3.62 per diluted share, in the prior year.  Total Company sales volume was down 1% compared to the first six months of 2021.  A 2% decrease in global Surfactant sales volume was partially offset by a 2% increase in global Polymer sales volume.

*

Adjusted net income is a non-GAAP measure which excludes deferred compensation income/expense, cash-settled stock appreciation rights (SARs) income/expense, legacy environmental remediation-related costs as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and earnings per diluted share.

“The Company had a strong first half performance and delivered record results despite ongoing supply chain challenges.  Reported net income was up 16% versus the first half of 2021 while adjusted net income was up 11%,” said Scott Behrens, President and Chief Executive Officer.  “For the quarter, Surfactant operating income was up 5% largely due to improved product and customer mix.  This improvement was driven by growth in our Functional Products business as a result of elevated crop and energy prices and continued growth in the construction industry, which offset a 3% decline in sales volume.  Our Polymer operating income was up 47% due to margin recovery, improved mix and 2% sales volume growth.  Our Specialty Product results improved primarily due to to margin improvement and favorable customer mix.”

Financial Summary

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands, except per share data)	2022	2021	% Change	2022	2021	% Change
Net Sales	$751,633	$595,511	26%	$1,426,909	$1,133,251	26%
Operating Income	$77,640	$56,657	37%	$140,986	$110,571	28%
Net Income Attributable to Stepan **	$52,126	$43,278	20%	$96,935	$83,889	16%
Earnings per Diluted Share	$2.26	$1.85	22%	$4.19	$3.59	17%

Adjusted Net Income *	$53,009	$42,218	26%	$93,736	$84,589	11%
Adjusted Earnings per Diluted Share *	$2.30	$1.81	27%	$4.05	$3.62	12%

* See Table II for reconciliations of non-GAAP adjusted net income and earnings per diluted share.

** Net Income Attributable to Stepan = Net Income – Net Income Attributable to Noncontrolling Interests

Summary of Second Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense, cash-settled SARs income/expense, certain environmental remediation costs and other significant and infrequent or non-recurring items.

•	Deferred Compensation: The current year second quarter reported net income includes $0.5 million of after-tax expense versus $1.1 million of after-tax income in the prior year.

•

Cash-Settled SARs:  These management incentive instruments provide cash to participants equal to the appreciation on the price of specified shares of Company stock over a specified period of time.  Because income or expense is recognized merely on the movement in the price of Company stock it has been excluded, similar to deferred compensation, to arrive at adjusted net income.  The current year second quarter includes $0.1 million of after-tax expense versus $0.1 million of after-tax income in the prior year.

•	Business Restructuring: Both the current and prior year second quarters include $0.1 million of after-tax decommissioning expense related to the Company’s Canadian plant closure.

•

Environmental Remediation – The second quarter 2022 adjusted net income excludes $0.2 million of after-tax expense versus no environmental remediation expense excluded from adjusted net income in the prior year.

Percentage Change in Net Sales

Net sales in the second quarter of 2022 increased 26% year-over-year primarily due to higher selling prices that were mainly attributable to the pass-through of higher raw material and logistics costs and improved product and customer mix.  These higher average selling prices were partially offset by a 1% decrease in global sales volume and the unfavorable impact of foreign currency translation.

	Three Months Ended June 30, 2022	Six Months Ended June 30, 2022
Volume	(1)%	(1)%
Selling Price & Mix	32%	30%
Foreign Translation	(5)%	(3)%
Total	26%	26%

Segment Results

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Net Sales
Surfactants	$485,084	$384,002	26%	$953,350	$754,938	26%
Polymers	$238,885	$190,538	25%	$425,964	$340,923	25%
Specialty Products	$27,664	$20,971	32%	$47,595	$37,390	27%
Total Net Sales	$751,633	$595,511	26%	$1,426,909	$1,133,251	26%

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Operating Income
Surfactants	$48,249	$45,896	5%	$102,018	$99,106	3%
Polymers	$33,912	$23,025	47%	$48,041	$40,976	17%
Specialty Products	$9,866	$6,977	41%	$13,561	$9,610	41%
Total Segment Operating Income	$92,027	$75,898	21%	$163,620	$149,692	9%
Corporate Expenses	$(14,387)	$(19,241)	(25)%	$(22,634)	$(39,121)	(42)%
Consolidated Operating Income	$77,640	$56,657	37%	$140,986	$110,571	28%

Total segment operating income for the second quarter of 2022 increased $16.1 million, or 21%, versus the prior year quarter.  Total segment operating income in the first half of 2022 was up $13.9 million, or 9%, versus the prior year.

•

Surfactant net sales were $485.1 million for the quarter, a 26% increase versus the prior year.  Selling prices were up 32% primarily due to the pass-through of higher raw material and logistics costs as well as improved product and customer mix.  The unfavorable impact of foreign currency translation negatively impacted net sales by

3%.  Sales volume decreased 3% year-over-year primarily due to a decline in commodity laundry products sold within the Consumer Products business, mostly attributable to raw material and logistics constraints in North America and lower demand in Latin America.  Higher global demand for products sold into the Functional Products, Personal Care and Institutional Cleaning end markets largely offset the above.  Surfactant operating income for the quarter increased $2.4 million, or 5%, versus the prior year primarily due to improved product and customer mix that was partially offset by supply chain challenges and a 3% decline in sales volume.

•

Polymer net sales were $238.9 million for the quarter, a 25% increase versus the prior year.  Selling prices increased 30% primarily due to the pass through of higher raw material and logistics costs.  Sales volume increased 2% in the quarter primarily due to Rigid Polyol growth of 5% that was partially offset by lower demand within the Phthalic Anhydride and Specialty Polyols businesses.  The translation impact of a stronger U.S. dollar negatively impacted net sales by 7%.  Polymer operating income increased $10.9 million, or 47%, primarily due to margin recovery and the 2% sales volume growth.

•

Specialty Product net sales were $27.7 million for the quarter, a 32% increase versus the prior year.  Sales volume was down 7% between years while operating income improved $2.9 million, or 41%.  The operating income improvement was primarily attributable to improved margins within the MCTs product line and more favorable customer mix, partially offset by order timing differences within the food and flavor business.

Corporate Expenses

	Three Months Ended June 30			Six Months Ended June 30
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Total Corporate Expenses	$14,387	$19,241	(25)%	$22,634	$39,121	(42)%
Excluded Items:
Deferred Compensation	$3,406	$(958)	NM	$10,907	$(3,652)	NM
Business Restructuring	$(81)	$(114)	(29)%	$(133)	$(195)	(32)%
Adjusted Corporate Expense	$17,712	$18,169	(3)%	$33,408	$35,274	(5)%

* See Table III for a discussion of deferred compensation plan accounting.

•

Corporate expenses, excluding deferred compensation and business restructuring costs, decreased $0.5 million, or 3%, versus the prior year quarter.  This decrease was primarily due to lower acquisition-related expenses that were partially offset by higher incentive-based compensation expenses.

Income Taxes

The Company’s effective tax rate was 24.8% in the first half of 2022 versus 24.4% in the first half of 2021.  This year-over-year increase was primarily attributable to a less favorable geographical mix of income and less favorable tax benefits derived from stock-based compensation awards in the first half of 2022 versus the first half of 2021.

Shareholder Return

The Company paid $7.5 million of dividends to shareholders and repurchased $7.0 million of Company stock in the second quarter of 2022.  During the first six months of 2022 the Company paid $15.0 million of dividends and repurchased $17.0 million of Company stock.  The Company has $133.0 million remaining under the share repurchase program authorized by its Board of Directors.  The Company has increased its dividend on the Company’s common stock for 54 consecutive years.

Selected Balance Sheet Information

The Company’s total debt decreased by $11.1 million and cash decreased by $41.4 million versus March 31, 2022.  The decrease in debt primarily reflects scheduled debt repayments in June 2022.  The decrease in cash primarily reflects the scheduled debt repayments plus higher working capital requirements and capital expenditures. The Company’s net debt level increased $30.3 million versus March 31, 2022 and the net debt ratio increased from 21% to 23% in the quarter (Net Debt and Net Debt Ratio are non-GAAP measures).

($ in millions)	6/30/22	3/31/22	12/31/21
Net Debt
Total Debt	$526.0	$537.1	$363.6
Cash	194.6	236.0	159.2
Net Debt	$331.4	$301.1	$204.4
Equity	1,125.7	1,116.7	1,074.2
Net Debt + Equity	$1,457.1	$1,417.8	$1,278.6
Net Debt / (Net Debt + Equity)	23%	21%	16%

The major working capital components were:

($ in millions)	6/30/22	3/31/22	12/31/21
Net Receivables	$518.8	$504.5	$419.5
Inventories	340.7	308.4	305.5
Accounts Payable	(366.2)	(350.8)	(323.4)
Total	$493.3	$462.1	$401.6

Capital spending was $69.2 million during the quarter and $129.5 million during the first half of 2022.  This compares to $37.3 million and $74.9 million, respectively, in the prior year.  The year-over-year increase is primarily due to increased expenditures in the U.S. for the advancement of the Company’s new alkoxylation facility in Pasadena, TX, which is expected provide flexible capacity of 75,000 metric tons per year, and new capability and capacity to produce ether sulfates that will meet upcoming regulatory limits on 1,4 dioxane.  For the full year, capital expenditures are expected to be in the range of $350 million to $375 million.

Outlook

“The Company delivered record earnings for the second quarter and the first half of 2022,” said Scott Behrens, President and Chief Executive Officer.  “Looking forward, we believe demand across our business should remain healthy but the Company will continue to be challenged by inflation, raw material and logistics constraints.  From a segment perspective, we believe that Surfactant volumes within the Functional Products end markets will show full year growth over 2021 supported by continued elevated crop and energy prices.  We believe Polymers will deliver growth versus the prior year as energy conservation efforts and more stringent building codes should have a continued positive impact on demand for our Rigid polyols.  Specialty Product results should show year over year improvement as well.   We remain cautiously optimistic about the remainder of the year despite the current inflationary environment and ongoing supply chain challenges.”

Conference Call

Stepan Company will host a conference call to discuss the second quarter results at 10:00 a.m. ET (9:00 a.m. CT) on July 27, 2022. The call can be accessed by phone and webcast. Telephone access will be available by dialing 800-954-0624, and the webcast can be accessed through the Investors/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com through the Investors/Presentations page at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning and disinfection compounds and in agricultural and oilfield solutions. The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northbrook, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company's common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com

More information about Stepan’s sustainability program can be found on the Sustainability page at www.stepan.com

Contact: Luis E. Rojo 847-446-7500

Certain information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company's control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to the impact of the COVID-19 pandemic; accidents, unplanned production shutdowns or disruptions in manufacturing facilities; reduced demand due to customer product reformulations or new technologies; our inability to successfully develop or introduce new products; compliance with laws; our ability to identify suitable acquisition candidates and successfully complete and integrate acquisitions; global competition;

volatility of raw material and energy costs and supply; disruptions in transportation or significant changes in transportation costs; downturns in certain industries and general economic downturns; international business risks, including currency exchange rate fluctuations, legal restrictions and taxes; unfavorable resolution of litigation against us; maintaining and protecting intellectual property rights; our ability to access capital markets; global political, military, security or other instability; costs related to expansion or other capital projects; interruption or breaches of information technology systems; our ability to retain executive management and key personnel; and our debt covenants.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

* * * * *

Tables follow

Table I

STEPAN COMPANY

For the Three and Six Months Ended June 30, 2022 and 2021

(Unaudited – ‘000’s Omitted)

	Three Months Ended June 30		Six Months Ended June 30
	2022	2021	2022	2021
Net Sales	$751,633	$595,511	$1,426,909	$1,133,251
Cost of Sales	620,019	483,830	1,186,076	912,590
Gross Profit	131,614	111,681	240,833	220,661
Operating Expenses:
Selling	15,552	14,990	30,829	29,494
Administrative	24,079	23,974	45,651	46,612
Research, Development and Technical Services	16,690	14,988	33,163	30,137
Deferred Compensation (Income) Expense	(3,406)	958	(10,907)	3,652
	52,915	54,910	98,736	109,895

Goodwill Impairment	978	-	978	-
Business Restructuring	81	114	133	195

Operating Income	77,640	56,657	140,986	110,571
Other Income (Expense):
Interest, Net	(2,727)	(1,567)	(5,033)	(3,091)
Other, Net	(5,369)	2,758	(7,019)	3,504
	(8,096)	1,191	(12,052)	413

Income Before Income Taxes	69,544	57,848	128,934	110,984
Provision for Income Taxes	17,418	14,545	31,999	27,070
Net Income	52,126	43,303	96,935	83,914
Net Income Attributable to Noncontrolling Interests	-	(25)	-	(25)
Net Income Attributable to Stepan Company	$52,126	$43,278	$96,935	$83,889
Net Income Per Common Share Attributable to Stepan Company
Basic	$2.29	$1.89	$4.24	$3.65
Diluted	$2.26	$1.85	$4.19	$3.59
Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	22,792	22,952	22,842	22,963
Diluted	23,055	23,345	23,115	23,338

Table II

Reconciliations of Non-GAAP Net Income and Earnings per Diluted Share *

	Three Months Ended June 30				Six Months Ended June 30
($ in thousands, except per share amounts)	2022	EPS	2021	EPS	2022	EPS	2021	EPS
Net Income Reported	$52,126	$2.26	$43,278	$1.85	$96,935	$4.19	$83,889	$3.59

Deferred Compensation (Income) Expense	$518	$0.02	$(1,050)	$(0.04)	$(3,431)	$(0.15)	$451	$0.02
Business Restructuring Expense	$61	$0.01	$85	$0.00	$100	$0.01	$146	$0.01
Cash-Settled SARs (Income) Expense	$55	$0.00	$(95)	$(0.00)	$(347)	$(0.02)	$103	$0.00
Environmental Remediation Expense	$249	$0.01	$-	$-	$479	$0.02	$-	$-

Adjusted Net Income	$53,009	$2.30	$42,218	$1.81	$93,736	$4.05	$84,589	$3.62

* All amounts in this table are presented after-tax

The Company believes that certain measures that are not in accordance with generally accepted accounting principles (GAAP), when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and provide better clarity on the impact of non-operational items.  Internally, the Company uses this non-GAAP information as an indicator of business performance and evaluates management’s effectiveness with specific reference to these indicators.  These measures should be considered in addition to, and neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliation of Pre-Tax to After-Tax Adjustments

	Three Months Ended June 30				Six Months Ended June 30
($ in thousands, except per share amounts)	2022	EPS	2021	EPS	2022	EPS	2021	EPS
Pre-Tax Adjustments
Deferred Compensation (Income) Expense	$681		$(1,381)		$(4,514)		$594
Business Restructuring Expense	$81		$114		$133		$195
Cash-Settled SARs (Income) Expense	$73		$(125)		$(455)		$136
Environmental Remediation Expense	$327		$-		$630		$-
Total Pre-Tax Adjustments	$1,162		$(1,392)		$(4,206)		$925

Cumulative Tax Effect on Adjustments	$(279)		$332		$1,007		$(225)

After-Tax Adjustments	$883	$0.04	$(1,060)	$(0.04)	$(3,199)	$(0.14)	$700	$0.03

Table III

Deferred Compensation Plans

The full effect of deferred compensation plans on quarterly pre-tax income was $0.7 million of expense versus $1.4 million of income in the prior year. The year-to-date impact was $4.5 million of income versus $0.6 million of expense in the prior year. The accounting for deferred compensation plans results in operating income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise.  The Company also recognizes the change in value of mutual funds as investment income or loss.  The quarter end market prices of Company common stock were as follows:

	2022				2021
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	N/A	N/A	$101.35	$98.81	$124.29	$112.94	$120.27	$127.11

The deferred compensation income statement impact is summarized below:

	Three Months Ended June 30		Six Months Ended June 30
($ in thousands)	2022	2021	2022	2021
Deferred Compensation
Operating Income (Expense)	$3,406	$(958)	$10,907	$(3,652)
Other, net – Mutual Fund Gain (Loss)	(4,087)	2,339	(6,393)	3,058
Total Pretax	$(681)	$1,381	$4,514	$(594)
Total After Tax	$(518)	$1,050	$3,431	$(451)

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results).  Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three and six month periods ending June 30, 2022 as compared to 2021:

($ in millions)	Three Months Ended June 30		Increase	Change Due to Foreign Currency Translation	Six Months Ended June 30		Increase	Change Due to Foreign Currency Translation
	2022	2021			2022	2021
Net Sales	$751.6	$595.5	$156.1	$(25.6)	$1,426.9	$1,133.3	$293.6	$(37.3)
Gross Profit	131.6	111.7	19.9	(3.5)	240.8	220.7	20.1	(5.2)
Operating Income	77.6	56.7	20.9	(2.5)	141.0	110.6	30.4	(3.6)
Pretax Income	69.5	57.8	11.7	(2.5)	128.9	111.0	17.9	(3.7)

Table V

Stepan Company

Consolidated Balance Sheets

June 30, 2022 and December 31, 2021

	June 30, 2022	December 31, 2021
ASSETS
Current Assets	$1,087,367	$913,368
Property, Plant & Equipment, Net	919,534	850,604
Other Assets	281,898	301,640
Total Assets	$2,288,799	$2,065,612
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$638,228	$500,476
Deferred Income Taxes	11,375	12,491
Long-term Debt	383,503	322,862
Other Non-current Liabilities	129,982	155,590
Total Stepan Company Stockholders’ Equity	1,125,711	1,074,193
Noncontrolling Interest	-	-
Total Liabilities and Stockholders’ Equity	$2,288,799	$2,065,612